Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Kidpik Corp. on Form S-8 (File No. 333-264904) of our report dated March 31, 2023, on our audits of the financial statements of Kidpik Corp. as of December 31, 2022 and January 1, 2022, and for the years then ended, included in this Annual Report on Form 10-K of Kidpik Corp. for the year ended December 31, 2022, which report includes an explanatory paragraph relating to Kidpik Corp.’s ability to continue as a going concern.

/s/ CohnReznick LLP

New York, New York
March 31, 2023